Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Esperion Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457 (c) and 457(h)	6,250,000	1.43 (2)	$8,937,500	0.0001102	$984.92
Total Offering Amounts					$8,937,500		$984.92
Total Fee Offsets							$—
Net Fee Due							$984.92
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (the “Common Stock”), which become issuable under the 2022 Stock Option and Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)
The price of $1.43 per share, which is the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Market on July 26, 2023, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.